Exhibit 99.1

Biofrontera Inc. Reports Second Quarter 2024 Financial Results and Provides a Business Update

Woburn, MA / August 14, 2024 / Biofrontera Inc. (NASDAQ:BFRI) (the “Company”), a biopharmaceutical company specializing in the commercialization of dermatologic products, today reported financial results for the three and six months ended June 30, 2024 and provided a business update.

Highlights from the second quarter of 2024 and subsequent weeks included the following:

●	Total revenues for the second quarter of 2024 were $7.8 million, a 34% increase from the same period of the prior year

●	Cash and cash equivalents were $4.4 million as of June 30, 2024, compared with $1.3 million on December 31, 2023

●	Biofrontera announced the launch of a new, FDA-approved red-light source, the RhodoLED® XL lamp in June and installed several lamps by June 30th, 2024

●	Took control of all clinical trials relating to Ameluz® in the US, allowing for more effective cost management and direct oversight of trial efficiency

●	Biofrontera raised an additional $8.0M in May 2024 from the exercise of warrants and has since paid down all outstanding debt

Hermann Luebbert, Chief Executive Officer and Chairman of Biofrontera Inc., stated, “This was a very exciting period for us as we got our sales and marketing efforts in full swing during the first half of the year. Additionally, on June 10th we launched the commercial distribution of the RhodoLED XL and I am pleased to say that we shipped the first three machines within 1 week of launch. The RhodoLED XL is approved by the FDA in combination with Ameluz®.”

“On June 1st, under the amended Ameluz License and Supply Agreement, we took control of all clinical trials relating to Ameluz® in the US, allowing direct interaction with participating clinical centers. The reduced transfer price will allow us to finance R&D activities and continue our commercial growth trajectory, while reducing our overall costs,” concluded Prof. Luebbert

Second Quarter Financial Results

Total revenues for the second quarter of 2024 were $7.8 million compared with $5.8 million for the second quarter of 2023. The increase is due in part to a catch-up from lower sales in 1Q driven by reimbursement challenges stemming from the Change Healthcare cyber security event.

Total operating expenses were $12.9 million for the second quarter of 2024 compared with $14.5 million for the second quarter of 2023. Cost of revenues was $4.3 million for the second quarter of 2024 compared with $2.9 million for the prior-year quarter, with the increase driven by increased sales. Selling, general and administrative expenses were $7.9 million for the second quarter of 2024 compared with $11.5 million for the second quarter of 2023. The decrease was primarily driven by our continued effort to control cost and lower legal expenses compared to the same period in 2023.

The net loss for the second quarter of 2024 was $257 thousand, compared with a net loss of $9.8 million, for the prior-year quarter. The decrease in the net loss is attributed to lower selling, general, and administrative costs as well as changes in non-cash P&L items including the fair value of warrants and investments in related parties.

Adjusted EBITDA for the second quarter of 2024 was negative $4.7 million compared with negative $7.9 million for the second quarter of 2023, reflecting our lower selling, general, and administrative costs. We look at Adjusted EBITDA, a non-GAAP financial measure, as a better indication of ongoing operations and this measurement is defined as net income or loss excluding interest income and expense, income taxes, depreciation and amortization, and certain other non-recurring or non-cash items.

Please refer to the table below which presents a GAAP to non- GAAP reconciliation of Adjusted EBITDA for the second quarters of 2024 and 2023.

Six Month Financial Results

Total revenues were $15.8 million for the first half of 2024 compared with $14.6 million for the first half of 2023. This 8.2% increase was primarily driven by continued penetration of the photodynamic therapy and cryotherapy AK market segments.

Total operating expenses were $26.3 million for the first half of 2024 compared with $28.8 million for the first half of 2023. Cost of revenues increased slightly from the prior year to $8.5 million for the first six months of 2024 compared to $7.5 million for the first half of 2023. Selling, general and administrative expenses decreased to $17.2 million compared to $21.4 million in the prior year. The decrease was primarily driven by our continued effort to control cost and lower legal expenses compared to the same period in 2023.The net loss for the first half of 2024 was $10.7 million, compared with a net loss of $17.3 million for the first half of 2023.

Adjusted EBITDA was negative $9.3 million for the first half of 2024 compared with negative $11.9 million for the first half of 2023.

Conference Call Details

Conference call: Thursday, August 15, 2024 at 10:00 AM ET

Toll Free: 1-877-877-1275 (U.S. toll-free)

International: 1-412-858-5202

Webcast: https://event.choruscall.com/mediaframe/webcast.html?webcastid=bU2HFqrt

About Biofrontera Inc.

Biofrontera Inc. is a U.S.-based biopharmaceutical company commercializing a portfolio of pharmaceutical products for the treatment of dermatological conditions with a focus on photodynamic therapy (PDT) and topical antibiotics. The Company’s licensed products are used for the treatment of actinic keratoses, which are pre-cancerous skin lesions, as well as impetigo, a bacterial skin infection. For more information, visit www.biofrontera-us.com and follow Biofrontera on LinkedIn and Twitter.

Contacts Investor Relations

Andrew Barwicki

1-516-662-9461

ir@bfri.com

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to the Company’s revenue guidance, business and marketing strategy, revenue growth, sales force productivity, growth strategy, liquidity and cash flow, potential to expand the label of Ameluz®, available market opportunities for Ameluz®, ongoing clinical trials, educational outreach efforts, and other statements that are not historical facts. The words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential”, “target”, “goal”, “assume”, “would”, “could” or similar words are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We have based these forward-looking statements on our current expectations and projections about future events; nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. These risks and uncertainties, many of which are beyond our control, include, but are not limited to, our reliance on sales of products we license from other companies as our sole source of revenue; the success of our competitors in developing generic topical dermatological products that successfully compete with our licensed products; the success of our principal licensed product, Ameluz®; the ability of the Company’s licensors to establish and maintain relationships with contract manufacturers that are able to supply the Company with enough of the licensed products to meet our demand; the ability of our licensors or their manufacturing partners to supply the licensed products that we market in sufficient quantities and at acceptable quality and cost levels, and to fully comply with current good manufacturing practice or other applicable manufacturing regulations; the ability of our licensors to successfully defend or enforce patents related to our licensed products; the availability of insurance coverage and medical expense reimbursement for our licensed products; the impact of legislative and regulatory changes; competition from other pharmaceutical and medical device companies and existing treatments, such as simple curettage and cryotherapy; the Company’s ability to achieve and sustain profitability; the Company’s ability to obtain additional financing as needed to implement its growth strategy; the Company’s ability to retain and hire key personnel; and other factors that may be disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”), which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not undertake to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release, except as required by law.

(Tables follow)

BIOFRONTERA INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and share amounts)

	June 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,379	$1,343
Investment, related party	10	78
Accounts receivable, net	3,504	5,162
Inventories, net	3,946	10,908
Prepaid expenses and other current assets	473	425
Other assets, related party	5,159	5,159

Total current assets	17,471	23,075

Property and equipment, net	101	134
Operating lease right-of-use assets	1,230	1,612
Intangible asset, net	2,448	2,629
Other assets	324	482

Total assets	$21,574	$27,932

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	2,413	3,308
Accounts payable, related parties	2,265	5,698
Operating lease liabilities	701	691
Accrued expenses and other current liabilities	3,593	4,487
Short term debt	296	3,904

Total current liabilities	9,268	18,088

Long-term liabilities:
Warrant liabilities	921	4,210
Operating lease liabilities, non-current	443	804
Other liabilities	31	37

Total liabilities	10,663	23,139

Commitments and contingencies

Stockholders’ equity:
Series B Convertible Preferred stock, $0.001 par value, 20,000,000 shares authorized, no Series B-1, 4,806 Series B-2 and 7,998 Series B-3 shares issued and outstanding as of June 30, 2024 and no shares issued and outstanding as of December 31, 2023	-	-
Common stock, $0.001 par value, 35,000,000 shares authorized; 5,094,184 and 1,517,628 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	5	2
Additional paid-in capital	121,250	104,441
Accumulated deficit	(110,344)	(99,650)

Total stockholders’ equity	10,911	4,793

Total liabilities and stockholders’ equity	$21,574	$27,932

BIOFRONTERA INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts and number of shares)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Product revenues, net	$7,831	$5,830	$15,732	$14,544
Revenues, related party	8	18	18	36

Total revenues, net	7,839	5,848	15,750	14,580

Operating expenses
Cost of revenues, related party	4,092	2,772	8,038	7,319
Cost of revenues, other	250	116	421	167
Selling, general and administrative	7,915	11,456	17,163	21,254
Selling, general and administrative, related party	32	92	29	119
Research and development	621	11	637	11
Change in fair value of contingent consideration	-	100	-	(100)

Total operating expenses	12,910	14,547	26,288	28,770

Loss from operations	(5,071)	(8,699)	(10,538)	(14,190)

Other income (expense)
Change in fair value of warrants	5,438	375	2,009	1,403
Change in fair value of investment, related party	(14)	(1,482)	(11)	(4,424)
Loss on debt extinguishment	-	-	(316)	-
Interest expense, net	(596)	(79)	(2,003)	(114)
Other income, net	6	62	186	30

Total other income (expense)	4,834	(1,124)	(135)	(3,105)

Loss before income taxes	(237)	(9,823)	(10,673)	(17,295)
Income tax expense	20	14	21	20

Net loss	$(257)	$(9,837)	$(10,694)	$(17,315)

Loss per common share:
Basic and diluted	$(0.05)	$(7.23)	$(2.45)	$(12.73)

Weighted-average common shares outstanding:
Basic and diluted	5,091,353	1,360,739	4,357,474	1,359,894

BIOFRONTERA INC.

GAAP TO NON-GAAP ADJUSTED EBITDA RECONCILIAITION

(In thousands, except per share amounts and number of shares)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net loss	$(257)	$(9,837)	$(10,694)	$(17,315)
Interest expense, net	596	79	2,003	114
Income tax expenses	20	14	21	20
Depreciation and amortization	130	253	258	518
EBITDA	489	(9,491)	(8,412)	(16,663)
Loss on debt extinguishment	-	-	316	-
Change in fair value of contingent consideration	-	100	-	(100)
Change in fair value of warrant liabilities	(5,438)	(375)	(2,009)	(1,403)
Change in fair value of investment, related party	14	1,482	11	4,424
Legal settlement expenses	-	107	-	1,225
Stock based compensation	204	259	432	610
Expensed issuance costs	-	-	354	-
Adjusted EBITDA	$(4,731)	$(7,918)	$(9,308)	$(11,907)
Adjusted EBITDA margin	-60.3%	-135.4%	-59.1%	-81.7%